EXHIBIT 5.1

James R. Hubbard

Senior Vice President and Chief Legal Officer

FIFTH THIRD BANCORP

Fifth Third Center

Cincinnati, Ohio 45263

January 25, 2011

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Ladies and Gentlemen:

I am Senior Vice President and Chief Legal Officer of Fifth Third Bancorp, an Ohio corporation (the “Corporation”), and in that capacity I have acted as counsel to the Corporation in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and prospectus filed in connection with the registration of up to 133,571,142 shares of its common stock, without par value (the “Common Stock”) and in connection with the registration of the Corporation’s 3.625% Senior Notes due 2016 in the aggregate principal amount of $1,000,000,000 (the “Senior Debt Securities”) being issued by the Corporation pursuant to the Indenture dated as of April 30, 2008 between the Corporation and Wilmington Trust Company, as trustee, as such Indenture has been supplemented by a First Supplemental Indenture dated January 25, 2011 (the “Senior Debt Indenture”).

As counsel for the Corporation, I have examined such corporate records, certificates, documents and matters of law as I have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and, as to statements of the officers of the Corporation and certificates of public officials, I have assumed the same to have been properly given and accurate.

Based upon such examination and the assumptions set forth herein, I am of the opinion that:

(1) The Common Stock is validly issued, fully paid and nonassessable.

(2) The Senior Debt Securities are valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the opinion in paragraph (1) above, I have assumed that the certificates for the

Fifth Third Bancorp

January 25, 2011

Common Stock conform to the specimen thereof examined by me, and have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Stock. In rendering the opinion in paragraph (2) above, I have assumed that the Senior Debt Securities have been duly executed and authenticated in accordance with the Senior Debt Indenture.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Ohio, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter of the agreements and documents referred to herein, including without limitation the enforceability of the governing law provisions contained in such agreements and documents.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading “Validity of Securities” in the Prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ JAMES R. HUBBARD
James R. Hubbard